Lithia Announces Acquisition of BMW, Honda and Volkswagen Stores

MEDFORD, OR -- (Marketwire - June 10, 2013) - Lithia Motors, Inc. (NYSE: LAD) announced that today it acquired the O'Brien Auto Group of Salem in Salem, Oregon. The stores will be named BMW of Salem, Honda of Salem and Volkswagen of Salem, and add $110 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to expand our presence in Lithia's home state of Oregon. These stores fit our strategy of seeking exclusive franchises in the markets we serve. The opportunity to deepen our relationship with manufacturer partners like BMW, Honda and Volkswagen is a key to achieving our acquisition growth objectives."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new vehicles and all brands of used vehicles at 88 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com
www.assuredservice.com

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http://www.facebook.com/LithiaMotors

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http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748